UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2025

V2X, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

001-36341	38-3924636
(Commission	(IRS Employer
File Number)	Identification No.)

1875 Campus Commons Drive, Suite 305

Reston, VA 20191

(Address of Principal Executive Offices) (Zip Code)

(571) 481-2000

(Registrant's Telephone Number, Including Area Code)

Securities Registered Under Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	VVX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignations of Dino M. Cusumano and Joel M. Rotroff as Members of the Board of Directors

In connection with the sale of shares of common stock, par value $0.01 per share (“common stock”) of V2X, Inc. (“V2X” or the “Company”) by Vertex Aerospace Holdco LLC (the “Selling Shareholder”) on November 13, 2025, and pursuant to that certain Shareholders Agreement (the “Shareholders Agreement”), dated July 5, 2022, by and among the Company, the Selling Shareholder and other parties thereto, each of the remaining two directors designated by the Selling Shareholder was obligated to tender his resignation from the Board of Directors of V2X (the “Board of Directors” or the “Board”) effective upon the closing of the Offering (as defined below).

On November 13, 2025, Dino M. Cusumano and Joel M. Rotroff tendered their resignations from their positions on the Company’s Board of Directors as a Class I and Class II Director, respectively, effective immediately. The resignations of Messrs. Cusumano and Rotroff as members of the Board are not a result of any disagreement with the Company on any matter relating to its operations, policies or practices.

In connection with the resignations, the Board reduced the size of the Board from 9 directors to 7 directors effective November 13, 2025.

Item 8.01	Other Events.

On November 12, 2025, the Company entered into an underwriting agreement (the “Underwriting Agreement”), by and among the Company, the Selling Shareholder, and RBC Capital Markets, LLC, as the sole underwriter (the “Underwriter”), relating to the public offering (the “Offering”) of 2.25 million shares of common stock. The Underwriting Agreement contains customary representations, warranties, covenants and indemnification obligations of the Company, the Selling Shareholder and the Underwriter, as well as termination and other customary provisions. The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333- 267223) that was declared effective under the Securities Act of 1933, as amended, by the Securities and Exchange Commission on September 12, 2022, and a related prospectus supplement dated November 12, 2025 (the “Prospectus”).

The Offering closed on November 13, 2025. The Company purchased from the Underwriter 363,638 shares of common stock that were subject to the Offering at a price per share equal to the price per share paid by the Underwriter to the Selling Shareholder in the Offering. The Company did not sell any securities in the Offering and will not receive any proceeds from the sale of the shares offered by the Selling Shareholder. Following the Offering, the Selling Shareholder and its affiliates continue to beneficially own 6,217,286 shares, or approximately 19.9%, of the Company’s outstanding common stock after giving effect to the Offering, including the Company’s repurchase of shares of its common stock.

The Selling Shareholder and certain affiliates of the Selling Shareholder (collectively, the “Selling Shareholder Parties”) and the Company are party to the Shareholders Agreement. Following the closing of the Offering and the Company’s repurchase, the Selling Shareholder Parties owned 5,841,866 shares, or 18.7%, of the Company’s outstanding common stock for purposes of the Shareholders Agreement. As a result, the Shareholders Agreement automatically terminated, and consequently, following the closing of the Offering, the Selling Shareholder no longer has the right to designate (a) any nominee for election to the Board or (b) any director to serve on any committee of the Board.

The disclosure set forth in Item 5.02 above is incorporated into this Item 8.01 of this Current Report on Form 8-K by reference.

The foregoing description of the Underwriting Agreement and the Shareholders Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement and the Shareholders Agreement, respectively. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K. The Shareholders Agreement is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 5, 2022 which is incorporated herein by reference.

The Underwriting Agreement and the above descriptions have been included to provide investors and security holders with information regarding the terms of the Underwriting Agreement. They are not intended to provide any other factual information about the Company or its subsidiaries or affiliates or equity holders. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other as a way of allocating contractual risk between them that differ from those applicable to investors. Moreover, the subject matter of the representations and warranties is subject to more recent developments. Accordingly, investors should be aware that these representations, warranties and covenants or any description thereof alone may not describe the actual state of affairs of the Company or its subsidiaries, affiliates, businesses or equity holders as of the date they were made or at any other time.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated November 12, 2025, by and among V2X, Inc., Vertex Aerospace Holdco LLC and RBC Capital Markets, LLC, as underwriter
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V2X, INC.

Dated: November 13, 2025	By:	/s/ Sarita B. Malakar
Sarita B. Malakar
Corporate Secretary